Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 6th day of August, 2009, by and between BUSINESS FIRST BANK, a Louisiana state bank (the “Bank”), which is a wholly-owned subsidiary of BUSINESS FIRST BANCSHARES, INC. (the “Company”), and David R. Melville, III an individual resident of the State of Louisiana (“Executive”) (the signatories to this Agreement will be referred to jointly as the “Parties”).

WITNESSETH:

WHEREAS, the Bank desires to provide for the continuing employment of Executive as the Executive Vice President and Chief Strategic Officer of the Bank, and Executive desires to continue such employment, subject to and on the terms and conditions set forth in this Agreement; and

WHEREAS, both the Bank and Executive have read and understood the terms and provisions set forth in this Agreement and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Bank agree as follows:

1. Employment. The Bank hereby agrees to employ Executive as the Executive Vice President and Chief Strategic Officer of the Bank, and Executive hereby accepts employment, on the terms and conditions set forth in this Agreement.

2. Term. The initial term of Executive’s employment by the Bank under this Agreement shall terminate on December 31, 2010 (the “Employment Period”); provided, however, that commencing on January 1, 2011, and on each anniversary of such date (each a “Renewal Date”), the Employment Period shall be automatically extended so as to terminate one (1) year from such Renewal Date. If, at least ninety (90) days prior to any Renewal Date, the Bank gives Executive notice that the Employment Period will not be so extended, this Agreement will continue for the remainder of the then current Employment Period and then expire. The Employment Period may be sooner terminated under Section 6 of this Agreement.

3. Position and Duties. During the Employment Period, Executive will report directly to the Chief Executive Officer of the Bank. Executive shall perform all services reasonably required by the Chief Executive Officer and the Board of Directors of the Bank (the “Board”) in conformity with the appropriate standards of the banking industry to fully execute the duties and responsibilities associated with his positions. Executive will devote substantially all of his working time, attention and energies to the performance of his duties for the Bank. Notwithstanding the above, Executive will be permitted, to the extent such activities do not interfere with the performance by Executive of his duties and responsibilities under this Agreement, to (i) manage Executive’s personal, financial and legal affairs, and (ii) serve on civic or charitable boards or committees.

4. Place of Performance. Executive’s place of employment will be an office of the Bank in Shreveport, Louisiana.

5. Compensation and Related Matters.

(a) Base Salary. During the Employment Period, the Bank will pay Executive a base salary of not less than $230,000 per year (“Base Salary”), in approximate equal installments in accordance with the Bank’s customary payroll practices. Executive’s Base Salary may be increased, but not decreased, pursuant to annual review by the Board or the Compensation Committee of the Board. In the event Executive’s Base Salary is increased, the increased amount will then constitute the Base Salary for all purposes of this Agreement.

(b) Annual Incentive Bonus. Executive shall be entitled to participate in an executive bonus plan maintained by the Bank. Executive’s annual bonus, if any, shall be determined in consideration of the Bank’s overall profitability, budget and general employee bonuses.

(c) Welfare, Pension and Incentive Benefit Plans. During the Employment Period, Executive (and his spouse and/or dependents to the extent provided in the applicable plans and programs) will be entitled to participate in and be covered under the welfare benefit plans or programs maintained by the Bank for the benefit of its employees pursuant to the terms of such plans and programs including, without limitation, all medical, life, hospitalization, dental, disability, accidental death and dismemberment insurance plans and programs. In addition, during the Employment Period, Executive will be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Bank for the benefit of its employees. All employee benefits provided to the Executive by the Bank incident to Executive’s employment shall be governed by the applicable plan documents, summary plan descriptions and employment policies, and may be modified, suspended or revoked at any time, in accordance with the terms and provisions of the applicable documents.

(d) Vacation. Executive shall be entitled to receive four (4) weeks paid vacation annually, which shall accumulate each year.

(e) Reimbursement of Expenses. During the Term of Employment, the Bank shall promptly pay all reasonable expenses incurred by Executive for all business travel and other reasonable business-related expenses incurred by him in performing his obligations under this Agreement in accordance with the Bank’s travel and business expense policy, such expenses to be reviewed by the Board of Directors on a periodic basis. The Bank may provide Executive with a credit card for Executive’s business-related expenses. Additionally, the Bank will provide to, or reimburse Executive for, a Blackberry or its equivalent.

(f) Vehicle Allowance. During the Term of Employment, the Bank shall provide Executive with an automobile allowance in the amount of not less than $894 per month (such amount to be reviewed by the Board annually).

(g) Country Club Dues. During the Term of Employment, the Bank shall pay, or reimburse Executive, for all membership initiation fees and monthly membership dues on behalf of Executive and his immediate family at a country club or other dining club, which club must be acceptable to the Board.

6. Termination. Executive’s employment under this Agreement may be terminated during the Employment Period under the following circumstances:

(a) Death. Executive’s employment under this Agreement will terminate upon his death.

(b) Disability. If, as a result of Executive’s Disability (as hereinafter defined), Executive is substantially unable to perform his duties under this Agreement (with or without reasonable accommodation, as defined under the Americans With Disabilities Act) for an entire period of six (6) consecutive months, and within thirty (30) days after a Notice of Termination (as defined in Section 7(a)) is given by the Bank to Executive, Executive does not return to the substantial performance of his duties on a full-time basis, the Bank has the right to terminate Executive’s employment under this Agreement for “Disability,” and such termination will not be a breach of this Agreement by the Bank. For purposes of this Agreement, “Disability” means (i) the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of more than twelve (12) months, or (ii) the receipt of income replacement benefits for a period of at least six (6) months under a Bank-sponsored or Company-sponsored accident and health plan covering the Executive due to a medically determinable physical or mental impairment which is expected to result in death or is expected to last for a continuous period of more than twelve (12) months.

(c) Cause. The Bank has the right to terminate Executive’s employment for Cause, and such termination will not be a breach of this Agreement by the Bank. “Cause” means termination of employment for one of the following reasons:

(i) The determination by the Board in the exercise of its reasonable judgment, after consultation with its legal counsel, that Executive has committed an act or acts constituting (A) a felony or other crime, whether a felony or a misdemeanor, involving moral turpitude, dishonesty or theft, (B) dishonesty or disloyalty that is harmful to the Bank or the Company, or (C) fraud;

(ii) The determination by the Board in the exercise of its reasonable judgment, that Executive (A) has engaged in actions or omissions that would constitute unsafe or unsound banking practices, or (B) has failed to follow the lawful and reasonable directives of the Board, after written notice to Executive by the Bank specifying in reasonable detail such failure;

(iii) The determination by the Board in the exercise of its reasonable judgment, after consultation with its legal counsel, that Executive has committed a breach or violation of this Agreement, and Executive has failed to cure such breach or violation within ten (10) business days after written notice to Executive by the Bank specifying in reasonable detail the alleged breach or violation;

(iv) The determination by the Board, after consultation with its legal counsel, that Executive has engaged in gross misconduct in the course and scope of his employment with the Bank including indecency, immorality, gross insubordination, dishonesty, unlawful harassment or discrimination, use of illegal drugs, or fighting; or

(v) In the event Executive is prohibited from engaging in the business of banking by any governmental regulatory agency having jurisdiction over the Bank or the Company.

For purposes of this Agreement, Executive shall not be deemed to be in breach of this Agreement for his failure to substantially perform his duties under this Agreement where such failure results because of Executive’s Disability within the meaning of Section 6(b). In such case, termination of Executive shall be governed by the provisions of Section 6(b).

Executive shall not be deemed to have been terminated for Cause unless and until there has been delivered to Executive a copy of the resolution duly adopted by the Board, finding that in the good faith opinion of the Board one or more of the causes for termination set forth in clauses (i), (ii), (iii), (iv) or (v) above has occurred and specifying the particulars thereof in detail.

(d) Good Reason. Executive may terminate his employment for Good Reason (as hereinafter defined) by providing a Notice of Termination (as hereinafter defined) to the Bank within thirty (30) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the events set forth below, and such termination will not be a breach of this Agreement and will entitle Executive to the compensation and benefits described in Section 8(a) hereof. For purposes of this Agreement “Good Reason” shall mean any of the following:

(i) the assignment to Executive of any duties materially and adversely inconsistent with Executive’s status as the Metropolitan President of the North West of Louisiana Banking Center, Chief Investments Officer and Chief Operating Officer of the Bank or a material and adverse alteration in the nature of Executive’s authority, duties or responsibilities;

(ii) the reduction by the Bank of Executive’s Base Salary;

(iii) the requirement that Executive be based at any office or location that is more than fifty (50) miles from the Bank’s main office in Shreveport, Louisiana; or

(iv) the failure of any successor to the Bank or the Company to assume this Agreement pursuant to Section 14.

(e) Without Cause. The Bank has the right to terminate Executive’s employment under this Agreement without Cause by providing Executive with a Notice of Termination, subject to the obligations set forth in Section 8(a) hereof.

(f) Voluntary Termination. Executive may voluntarily terminate employment with the Bank at any time, and if such termination is not for Good Reason, then, Executive shall only be entitled to compensation and benefits as described in Section 8(b) hereof.

7. Termination Procedure.

(a) Notice of Termination. Any termination of Executive’s employment by the Bank or by Executive during the Employment Period (other than termination due to Executive’s death) shall be communicated by written Notice of Termination to the other party in accordance with Section 16. For purposes of this Agreement, a “Notice of Termination” means a written notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment.

(b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated due to Disability pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided that Executive has not returned to the substantial performance of his duties on a full-time basis during such 30-day period), (iii) if Executive’s employment is terminated by Executive, thirty (30) days after a Notice of Termination is given, or (iv) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such Notice of Termination) set forth in such Notice of Termination.

8. Compensation Upon Termination or During Disability. In the event of Executive’s Disability or termination of his employment under this Agreement during the Employment Period, the Bank will provide Executive with the payments and benefits set forth below. Executive agrees that the Bank has the right to deduct any amounts owed by Executive to the Bank for any reason, including, without limitation, Executive’s misappropriation of Bank funds, from the payments set forth in this Section 8.

(a) Termination by the Bank Without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Bank without Cause or by Executive for Good Reason:

(i) the Bank will pay to Executive (A) on the next regularly scheduled payroll date following the Date of Termination, his Base Salary and accrued vacation pay through the Date of Termination and (B) within thirty (30) days after the Date of Termination, an amount equal to two (2) times his Base Salary;

(ii) the Bank will, within thirty (30) days following the Date of Termination, reimburse Executive, pursuant to the Bank’s policy, for reasonable business expenses incurred, but not paid, prior to the Date of Termination; and

(iii) Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Bank.

(b) Termination by the Bank for Cause or by Executive Without Good Reason. If Executive’s employment is terminated by the Bank for Cause or by Executive (other than for Good Reason):

(i) the Bank will, on the next regularly scheduled payroll date following the Date of Termination, pay to Executive his Base Salary and his accrued vacation pay (to the extent required by law or the Bank’s vacation policy) through the Date of Termination;

(ii) the Bank will, within thirty (30) days of the Date of Termination, reimburse Executive, pursuant to the Bank’s policy, for reasonable business expenses incurred, but not paid, prior to the Date of Termination, unless such termination resulted from a misappropriation of Bank funds; and

(iii) Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Bank.

(c) Disability. During any period that Executive fails to perform his duties under this Agreement as a result of incapacity due to Disability, Executive will continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to Section 6(b). In the event Executive’s employment is terminated for Disability pursuant to Section 6(b):

(i) the Bank will (A) on the next regularly scheduled payroll date following the Date of Termination, pay to Executive his Base Salary and accrued vacation pay through the Date of Termination and (B) provide Executive with disability benefits pursuant to the terms of the Bank’s disability programs and/or practices, if any;

(ii) the Bank will, within thirty (30) days of the Date of Termination, reimburse Executive pursuant to the Bank’s policy, for reasonable business expenses incurred, but not paid, prior to the Date of Termination; and

(iii) Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Bank.

(d) Death. If Executive’s employment is terminated by his death:

(i) the Bank will, on the next regularly scheduled payroll date following Executive’s death, pay in a lump-sum to Executive’s beneficiary, legal representatives or estate, as the case may be, Executive’s earned but unpaid Base Salary and accrued vacation as of the date of death;

(ii) the Bank will, within thirty (30) days of the Date of Death, reimburse Executive’s beneficiary, legal representatives or estate, as the case may be, pursuant to the Bank’s policy, for reasonable business expenses incurred, but not paid, prior to the date of death; and

(iii) Executive’s beneficiary, legal representatives or estate, as the case may be, will be entitled to any other rights, compensation and/or benefits as may be due to Executive following the Date of Death to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Bank.

9. Termination Following a Change of Control. Notwithstanding anything in this Agreement to the contrary, in the event of a Change of Control at any time after the third anniversary of the opening of the Bank for business, Executive may terminate employment for any reason during the 90-day period immediately following his continued employment for twelve (12) months after the effective date of the Change of Control, and such termination shall be deemed to be a termination for Good Reason for all purposes of this Agreement, including the provisions of Section 8(a). For purposes of this Agreement, “Change of Control” shall mean

(a) a change during any 12-month period in the ownership of the capital stock of the Bank or the Company, which results in a corporation, partnership, other entity, person, or group acting in concert (a “Person”) as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), holding or acquiring, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a number of shares of capital stock of the Bank or the Company, as the case may be, which constitutes more than fifty percent (50%) of the combined voting power of the Bank’s or the Company’s then outstanding capital stock entitled to vote generally in the election of directors;

(b) the consummation of any merger, consolidation or share exchange involving the Bank or the Company, as the case may be, in which the Bank or the Company, as applicable, is not the surviving entity; or

(c) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of more than 50% of the combined assets of the Bank or the Company to any person other a wholly-owned subsidiary of the Bank or the Company or to any Affiliate (as defined in Rule 12b-2 under the Exchange Act) of the Bank or the Company;

provided, that, notwithstanding the foregoing, the following events shall not constitute a Change of Control:

(i) the acquisition of shares of capital stock of the Bank or the Company by the Bank or the Company or any of their Affiliates;

(ii) the acquisition of shares of capital stock of the Bank or the Company by any employee benefit plan (or trust) sponsored or maintained by the Bank or the Company;

(iii) the acquisition of shares of capital stock by any officer or employee of the Bank or the Company pursuant to any stock option plan established by the Bank or the Company; or

(iv) a “merger of equals” or similar business combination involving the Bank or the Company that the Board of Directors of the Company determines, in the exercise of its reasonable discretion, should not be deemed a Change of Control.

10. Proprietary Information.

(a) Nondisclosure of Proprietary Information. Executive acknowledges that it is the policy of the Bank to maintain as secret and confidential (i) all valuable and unique information concerning the Bank or its affiliated entities or the respective business or customers, (ii) other information heretofore or hereafter acquired by the Bank or any affiliated entity and deemed by it to be confidential, and (iii) information developed or used by the Bank or any affiliated entity relating to the business, operations, employees and customers of the Bank, the Company or any affiliated entity including, but not limited to, any customer lists or employee information (all such information described in clauses (i), (ii) and (iii) above, other than information which is known to the public or becomes known to the public through no fault of Executive, is hereinafter referred to as “Proprietary Information”). The parties recognize that the services to be performed by Executive pursuant to this Agreement are special and unique and that by reason of his employment by the Bank after the date hereof, Executive has acquired and will acquire Proprietary Information. Executive recognizes that all such Proprietary Information is the property of the Bank. Accordingly, at any time during and for a period of two years following the Employment Period, Executive shall not, except in the proper performance of his duties under this Agreement, directly or indirectly, without the prior written consent of the Bank, disclose to any Person other than the Bank or the Company, whether or not such a Person is a competitor of the Bank or the Company, and shall use his best efforts to prevent the publication or disclosure of any Proprietary Information obtained by, or which has come to the knowledge of, Executive prior or subsequent to the date hereof. Notwithstanding the foregoing, Executive may disclose to other Persons, as part of his occupation, information with respect to the Bank or any affiliated entity, which (i) is of a type generally not considered by standards of the banking industry to be proprietary, or (ii) is otherwise consented to in writing by the Bank; provided, however, that Executive shall not at any time during the Employment Period or thereafter disclose any Proprietary Information to the extent that such information is deemed confidential under, or the disclosure thereof would otherwise contravene, any law, rule or regulation applicable to the Bank or the Company, or could expose the Bank or the Company or any of their respective officers, directors or employees to any claim or liability as a result of the disclosure thereof.

(b) Obligations of Executive Upon Termination. Upon termination of this Agreement for any reason, Executive shall return to the Bank all documents and copies of documents in his possession relating to any Proprietary Information including, but not limited to, internal and external business forms, manuals, correspondence, notes and computer programs, and Executive shall not make or retain any copy or extract of any of the foregoing. In addition, in the event Executive’s employment is terminated for Cause, Executive shall be deemed to have resigned from all offices and positions held with the Bank or the Company.

(c) Remedies. Executive acknowledges and understands that this Section 10 and the other provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause the Bank irreparable harm. In the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Bank shall be entitled to an injunction restraining Executive from such breach. Nothing contained in this Agreement shall be construed as prohibiting the Bank from pursuing, or limiting the Bank’s ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by Executive. The provision of this Agreement relating to arbitration of disputes shall not be applicable to the Bank to the extent it seeks an injunction in any court to restrain Executive from violating this Section 10.

(d) Continuing Operation. Except as specifically provided in this Section 10, the termination of Executive’s employment or of this Agreement will have no effect on the continuing operation of this Section 10.

11. Release. Executive agrees that, if his employment is terminated under circumstances entitling him to payments under Section 8(a) of this Agreement, in consideration for the payments described in Section 8(a), he will execute a General Release and waiver of claims in favor of the Bank, its parents, subsidiaries, affiliates, and their officers, directors, employees, agents, and attorneys, in a form provided to Executive at the time of his separation of employment, and through which Executive releases the Bank and the Company from any and all claims as may relate to or arise out of his employment relationship, or the termination thereof (excluding claims Executive may have under any “employee pension plan” as described in Section 3(3) of ERISA).

12. Indemnification and Insurance. During the term of this Agreement, Executive shall be indemnified and held harmless by the Bank and shall be covered by a directors and officers liability insurance policy covering acts or omissions occurring prior to (a) the termination of this Agreement or (b) the termination of employment of Executive.

13. Arbitration; Legal Fees and Expenses.

(a) Executive recognizes that differences may arise between him and the Bank during or following his employment with the Bank, and that those differences may or may not be related to his employment. Executive acknowledges that by entering into this Agreement, he anticipates gaining the benefits of a speedy, impartial dispute-resolution procedure for resolving any and all disputes between himself and the Bank or the Company. Notwithstanding paragraph (f) hereof, this Section 13 shall be governed by the Federal Arbitration Act and to the extent that it is inconsistent with Louisiana law, it will supersede Louisiana law relating to the arbitrability of any disputes.

(b) Executive and the Bank consent to the resolution by final and binding arbitration of any claim, controversy, or dispute (“Claim(s)”) between Executive and the Bank, whether or not such Claims arise out of or relate to his employment by the Bank, in accordance with the Employment Arbitration Rules of the American Arbitration Association in effect on the date the claim or controversy arises. The Claims covered by this Section 13 include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims (including, but not limited to, invasion of privacy, intentional infliction of emotional distress, assault, battery, fraud, negligence, gross negligence, negligent hiring or retention); claims of discrimination (including, but not limited to, race, gender, sexual harassment, religion, national origin, age, marital status, or medical condition, handicap or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, except claims excluded in the following paragraph.

(c) Executive and the Bank understand that claims for workers’ compensation or unemployment compensation benefits are not covered by this Agreement. Moreover, although Executive is prohibited from filing a lawsuit concerning Claims covered by this Agreement, Executive understands that this Section 13 shall not prohibit him from filing a charge or complaint with any governmental agency. Finally, Executive understands that this Section 13 does not apply with respect to any claims that the Bank may have against Executive relating to the operation of and the enforcement of Section 10 hereof.

(d) Either party may initiate an arbitration proceeding by delivery of written notice to the other party hereto. Resolution of such dispute shall be by a majority vote of a panel of three arbitrators. Within thirty (30) days after giving or receiving a demand for arbitration, the Bank and Executive shall each select one arbitrator. Such arbitrators shall be freely selected and the parties shall not be limited in their selection to any prescribed list. The arbitrators chosen by the Bank and Executive shall, by mutual consent, select the third arbitrator. Except as otherwise agreed upon by the Parties, the arbitration shall convene in Baton Rouge, Louisiana.

(e) The decision of the arbitrators shall be in writing and presented in separate findings of fact and law. The award of the arbitrators shall be final and binding on the parties from which no appeal maybe taken and an order confirming the award or judgment upon the award may be entered into in any court having jurisdiction there over.

(f) Prior to the appointment of the arbitrator, the Bank or Executive may seek provisional remedies, including, without limitation, temporary restraining orders and preliminary injunctions. After the appointment of the arbitrators, the arbitrators shall have sole authority to grant such provisional remedies as the arbitrators, in their sole discretion, deem necessary or appropriate.

(g) The arbitrators shall have the authority to award any relief permitted by relevant federal or state statute, including, without limitation, back wages, front wages, actual damages, compensatory damages, punitive damages, attorneys’ fees, and costs associated with the arbitration proceeding. The arbitrators, in the award, may assess the fees and expenses of the arbitrators and of the arbitration proceeding and the witness and attorney’s fees of the parties or any part thereof, against either the Bank or Executive or both of them, taking into account the circumstances of the case. Except as assessed by the arbitrators in the award, the Bank and Executive shall each bear their own costs in connection with the arbitration proceeding. Notwithstanding the foregoing, the Bank shall bear 100% of the aggregate fees and expenses of the arbitrators.

(h) Executive and the Bank acknowledge and agree that a party making a Claim pursuant to or arising under this Section 13 must give written notice of such Claim within one (1) year of the occurrence of the event or conduct giving rise to the Claim. Failure to give notice of any Claim within one (1) year shall constitute a waiver of the Claim, even if there is a federal or state statute of limitations which would have given more time to pursue the Claim.

(i) Except with respect to claims described in Section 13(c), Executive and the Bank acknowledge and agree that the arbitrators, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including, but not limited to, any claim that all or any part of this Agreement is void or voidable. Such arbitrators shall have jurisdiction to hear and rule on pre-hearing disputes, and are authorized to hold pre-hearing conferences by telephone or in person as the arbitrator deems necessary. The arbitrators shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrators shall apply the substantive law (and the law of remedies, if applicable) of the state in which the Claim arose, or federal law, or both, as applicable to the Claim(s) asserted. The Federal Rules of Evidence shall apply to the arbitration proceeding.

14. Agreement Binding on Successors.

(a) The Bank’s Successors. The Bank shall require any successor (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no succession had taken place. As used in this Agreement, the “Bank” means the Bank, and any successor to the Bank’s business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 14 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits under this Agreement, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. Executive will be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable under this Agreement following Executive’s death by giving the Bank written notice thereof in a form acceptable to the Bank. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him under this Agreement if he had continued to live, unless otherwise provided, all such amounts shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

15. Excise Tax Gross-Up.

(a) In the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement, together with the sum of any amounts or benefits paid or distributed to Executive by the Bank or Company under any other arrangement or agreement (collectively the “Covered Payments”), are or become subject to the tax (the “Excise Tax”) imposed under Section 4999 of the Code or any similar tax that may hereafter be imposed, the Bank shall pay to Executive at the time specified below an additional amount (the “Tax Reimbursement Payment”) such that the net amount retained by Executive with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any federal, state and local income tax and Excise Tax on the Tax Reimbursement Payment provided for by this Section 15, but before deduction for any federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.

(b) For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax: (i) such Covered Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that in the opinion of the Bank’s independent certified public accountants or tax counsel, such Covered Payments (in whole or in part) either do not constitute parachute payments or represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the “base amount,” or such parachute payments are otherwise not subject to such Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the independent certified public accountants or tax counsel of the Bank in accordance with the principles of Section 280G of the Code.

(c) For purposes of determining the amount of the Tax Reimbursement Payment, Executive shall be deemed to pay: (i) federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the

Tax Reimbursement Payment is to be made, and (ii) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

(d) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, Executive shall repay to the Bank or the Company, as applicable, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is later determined to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Bank or the Company, as applicable, shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalty payment with respect to such excess) at the time that the amount of such excess is finally determined.

(e) The Tax Reimbursement Payment (or portion thereof) provided for in this Section 15 shall be paid to Executive not later than ten (10) business days following the payment of the Covered Payments; provided, however, that if the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Bank or the Company, as applicable, shall pay to Executive by such date an amount estimated in good faith by the independent accountants or tax counsel to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than forty-five (45) calendar days after payment of the related Covered Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Bank or the Company to Executive, payable on the fifth (5th) business day after written demand by the Bank or the Company for payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

16. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At his last known address evidenced on the Bank’s payroll records.

If to the Bank:

Business First Bank

5110 Corporate Boulevard

Baton Rouge, Louisiana 70808

Attention: Chief Executive Officer

or to such other address as any party may have furnished to the others in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

17. Withholding. All payments hereunder will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

18. Restrictions Upon Funding. The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. Executive or any successor-in-interest to Executive shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general unsecured claim. For purposes of the Internal Revenue Code, the Bank intends this Agreement to be an unfunded, unsecured promise to pay on the part of the Bank. For purposes of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Bank intends that this Agreement not be subject to ERISA. If it is deemed subject to ERISA, it is intended to be an unfunded arrangement for the benefit of a select member of management, who is a highly compensated employee of the Bank for the purpose of qualifying this Agreement for the “top hat” plan exception under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. At no time shall Executive have or be deemed to have any lien nor right, title or interest in or to any specific investment or to any assets of the Bank. If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of Executive, Executive shall assist the Bank by freely submitting to a physical examination and supplying such additional information necessary to obtain such insurance or annuities.

19. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive and by a duly authorized officer of the Bank. No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the Parties under this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Louisiana without regard to its conflicts of law principles.

20. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

22. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.

23. Entire Agreement. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the Parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.

24. Voluntary Agreement. The Parties acknowledge that each has carefully read this agreement, that each has had an opportunity to consult with his or its attorney concerning the meaning, import and legal significance of this Agreement, that each understands its terms, that all understandings and agreements between Executive and the Bank relating to the subjects covered in this Agreement are contained in it, and that each has entered into the Agreement voluntarily and not in reliance on any promises or representations by the other than those contained in this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date first above written.

BUSINESS FIRST BANK

By:	/s/ Charles E. Roemer
Charles E. Roemer, President and Chief Executive Officer

EXECUTIVE

/s/ David R. Melville, III
David R. Melville, III